UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to SS.240.14a-12
INDEPENDENT BANK CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

November 22, 2002

Dear Fellow Shareholder:

On behalf of the Independent Bank Corp. Board of Directors, I write to advise you of a very important issue that will be voted upon at our next Annual Meeting in April, 2003. At that meeting the Board will ask for your vote to confirm an existing policy which establishes mandatory retirement for Directors upon reaching age 72.

In 1993, our Board voted unanimously to establish mandatory retirement at age 72, excluding only those Directors who had already reached the age of 72 at the time of that vote. We saw this step as an important one in setting appropriate guidelines for the corporate governance of a growing, publicly held company. In establishing this policy nine years ago, the Board made its retirement age consistent with the mandatory retirement policy which had been in place for many years for the Board of our wholly-owned subsidiary, Rockland Trust Company. A 1999 Korn/Ferry survey, which indicates that 77% of the boards of public companies in this country have adopted the "best practice" of establishing a mandatory retirement age, confirms the wisdom of our policy.

At our last Annual Meeting, Director William J. Spence, who turned 72 on May 4, 2002, announced that he would not honor our retirement policy. Mr. Spence's statement was made in conjunction with his unsuccessful attempt to promote the candidacy of his daughter, Kerry Lee Spence, as a successor to his board seat. With the exception of Mr. Spence, our Board unanimously opposed the nomination of his daughter because perpetuating family ties to board seats is inconsistent with the principles of good corporate governance that motivated us to establish our mandatory retirement policy.

Since the Annual Meeting, the Board has made several attempts to attain or enforce Mr. Spence's compliance with our retirement policy. Those efforts have been unsuccessful thus far, and a court has refused to enforce our retirement policy because it has not been formally approved by our shareholders. Although we disagree with the court's position, the Board believes that Independent Bank Corp. and you, our Shareholders, will best be served by presenting the issues raised by Mr. Spence's actions to you for a vote at the next Annual Meeting.

Our formal Proxy Statement, which will be mailed to you early next year, will describe for you the matters to be voted upon and the positions which the Board will ask you to take with respect to them. It is most important that you participate in the Annual Meeting by reading the Proxy Statement and promptly signing and returning your proxy.

Yours truly,
/s/ DOUGLAS H. PHILIPSEN Douglas H. Philipsen Chairman, President and CEO Independent Bank Corp.

In connection with the Annual Meeting, Independent Bank Corp. will file a Proxy Statement with the Securities and Exchange Commission (the "SEC"). SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION CONCERNING THE ISSUES RAISED BY MR. SPENCE'S ACTIONS AND THE ELECTION OF DIRECTORS. Independent Bank Corp. will take all appropriate measures to send the definitive Proxy Statement to each shareholder. Investors and security holders may also obtain a free copy of the Proxy Statement (when it is available) and other documents filed with the SEC at the SEC's web site at http://www.sec.gov. Free copies of the Proxy Statement, once available, and Independent Bank Corp.'s other filings with the SEC, may also be obtained by directing a written request to Independent Bank Corp. as follows: Michelle Newcomb, Shareholder Relations, Independent Bank Corp., 288 Union Street, Rockland, MA 02370.